Exhibit (d)(6)

EXECUTION VERSION

Guaranty

This Guaranty (this “Guaranty”), dated as of March 12, 2022, is made by American CyberSystems, Inc., a Georgia corporation (the “Guarantor”), in favor of Volt Information Sciences, Inc., a New York corporation (the “Guaranteed Party”). Capitalized terms used but not defined herein have the meanings given to such terms in the Merger Agreement (defined below).

1.            Guaranty. In connection with the execution and delivery, as of the date hereof, of the Agreement and Plan of Merger, (as the same may be amended from time to time, the “Merger Agreement”), by and among the Guaranteed Party, Vega Consulting, Inc., a Delaware corporation (“Parent”), and Vega MergerCo, Inc., a New York corporation (“Merger Sub”), and as an inducement of the Guaranteed Party to enter into the Merger Agreement, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, the due and punctual payment, observance, performance and discharge of the obligations of Parent and Merger Sub, subject to the qualifications, limitations and reservations contained in the Merger Agreement, to (a) pay for all Shares validly tendered and not withdrawn pursuant to the Offer in accordance with Section 2.1(d) of the Merger Agreement, (b) deposit the Exchange Fund in accordance with Section 3.2(a) of the Merger Agreement, (c) cause the payments to be made to holders of Company Options and Company Restricted Units in accordance with Section 3.3 of the Merger Agreement, (d) indemnify or reimburse the Company as required under Section 6.13(c) of the Merger Agreement and (e) pay all fees and other charges paid in respect of any HSR Act or other regulatory filing as required by Section 9.2 of the Merger Agreement (collectively, the “Obligations”). This Guaranty is an unconditional guarantee payment, performance and collection of the Obligations.

2.            Changes in Obligations; Certain Waivers. The Guarantor agrees that the Guaranteed Party may, at any time and from time to time, without notice to, or further consent of, the Guarantor, extend the time of the satisfaction of the Obligations without in any way impairing or affecting the Guarantor’s obligations under this Guaranty. The Guarantor agrees that the Obligations shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with the Obligations; (c) the addition, substitution or release of any entity or other Person interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; or (f) the adequacy of any other means the Guaranteed Party may have of obtaining payment of or satisfying the Obligations. To the fullest extent permitted by applicable Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable Law that would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Guaranty and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest (but specifically excluding notices to be provided to Parent and Merger Sub and its counsel in accordance with the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of the assets of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than, in each case, defenses to the satisfaction of the Obligations that are available to Parent under the Merger Agreement and defenses of full payment or performance of this Guaranty or the Obligations). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guaranty are knowingly made in contemplation of such benefits. The Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings among Parent, Merger Sub and the Guaranteed Party shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty.

The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim under the Merger Agreement against the Guarantor or any Guarantor Affiliate (as defined below), except for (1) claims against the Guarantor under this Guaranty; (2) any claim by the Guaranteed Party against Parent under the Merger Agreement, (3) any claim by the Guaranteed Party against Merger Sub under the Merger Agreement or (4) claims under the Confidentiality Agreement or any other transactions contemplated by the Merger Agreement to which the Guarantor or any Guarantor Affiliate may be a party (collectively, the “Permitted Claims”), and the Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceeding asserting that this Guaranty or any term hereof is illegal, invalid or unenforceable in accordance with its terms.

The Guarantor hereby unconditionally waives, and shall not exercise, any rights that it may now have or hereafter acquire against Parent or any Guarantor Affiliate that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or any Guarantor Affiliate, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or any Guarantor Affiliate, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, in each case unless and until the earlier of (a) all amounts payable by the Guarantor under this Guaranty shall have been paid in full in immediately available funds and (b) the date on which this Guaranty terminates pursuant to Section 7.

3.            No Waiver. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.

4.            Representations and Warranties. The Guarantor hereby represents and warrants that:

(a)            it is duly formed, validly existing and in good standing under the law of the state or jurisdiction of its organization, and has all requisite power and authority necessary to execute and deliver this Guaranty, and to perform its obligations hereunder;

(b)            the execution, delivery and performance of this Guaranty have been duly authorized by all necessary action and no other corporate action on the part of the Guarantor is necessary to authorize the execution, delivery and performance by the Guarantor of this Guaranty;

(c)            the execution, delivery and performance of this Guaranty does not and will not (i) contravene any provision of the Guarantor’s organizational documents, (ii) violate, in any material respect, any applicable Law or (iii) violate any contractual restriction binding on the Guarantor or its assets. This Guaranty has been duly executed and delivered by the Guarantor;

(d)            this Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to the Enforceability Exceptions;

(e)            all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Guaranty by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Guaranty, other than, in each case, any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or prevent or materially delay or materially impair the ability of the Guarantor to satisfy its obligations under this Guaranty; and

(f)            the Guarantor has the financial capacity to pay and perform the Obligations under this Guaranty. Without limiting the generality of the foregoing, the Guarantor will have, at the Effective Time, cash sufficient to fund the Obligations due and owing at such time.

5.            Assignment. Neither the Guarantor, on the one hand, nor the Guaranteed Party, on the other hand, may assign its respective rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Guaranteed Party or the Guarantor, as the case may be.

6.            Notices. Any notice required to be given hereunder shall be sufficient if in writing and sent by electronic mail transmission (provided that any notice received by electronic mail transmission on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

American CyberSystems, Inc.

2400 Meadowbrook Parkway

Duluth, Georgia 30096

Attention: Sanjeev Sardana

Email: ssardana@acsicorp.com

with a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton LLP

1100 Peachtree Street NE

Suite 2800

Atlanta, GA 30309-4528

Attention:	Michael A. Cochran David A. Stockton Edgar B. Callaway

Email:	mcochran@kilpatricktownsend.com dstockton@kilpatricktownsend.com ecallaway@kilpatricktownsend.com

All notices to the Guaranteed Party shall be delivered in a written notice delivered to the Guaranteed Party in accordance with the Merger Agreement.

7.            Continuing Guaranty. Unless terminated pursuant to this Section 7, this Guaranty shall remain in full force and effect and shall be binding on the Guarantor, its respective successors and permitted assigns until the Obligations have been paid, observed, performed and/or satisfied in full, at which time this Guaranty shall immediately and automatically terminate and the Guarantor shall have no further obligations under this Guaranty. Notwithstanding the foregoing, this Guaranty shall immediately and automatically terminate and the Guarantor shall have no further obligations under this Guaranty as of the earliest to occur of (a) the consummation of the Merger (upon the occurrence of the Merger and the payment of all Obligations payable by or on behalf of Parent pursuant to the Merger Agreement), (b) the Guarantor’s satisfaction of the Obligations, and (c) the termination of the Merger Agreement in accordance with its terms under circumstances in which none of the Obligations are payable or continue to be in effect.

8.            No Recourse. The Guaranteed Party acknowledges the separate corporate existence of Parent and that, as of the date hereof, Parent’s sole assets (if any) are a de minimis amount of cash, and that no additional funds are expected to be contributed to Parent unless and until the Offer Closing occurs. Notwithstanding anything that may be expressed or implied in this Guaranty or any document or instrument delivered contemporaneously herewith, by its acceptance of the benefits of this Guaranty, the Guaranteed Party acknowledges and agrees that it will not seek, has no rights of recovery against, and no personal liability shall attach to, any former, current or future director, officer, employee, direct or indirect equityholder, controlling person, general or limited partner, manager, member, stockholder, Affiliate, successor or assign of the Guarantor (collectively, but not including Parent and the Guarantor, each a “Guarantor Affiliate,” and collectively, the “Guarantor Affiliates”), through Parent, the Guarantor or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Guarantor Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except for the Permitted Claims. Notwithstanding anything to the contrary herein, with the exception of the Permitted Claims, recourse against the Guarantor under this Guaranty shall be the sole and exclusive remedy of the Guaranteed Party and its Affiliates, against the Guarantor and Parent in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, this Guaranty or the transactions contemplated thereby or hereby. Nothing set forth in this Guaranty shall affect or be construed to affect any liability of Parent to the Guaranteed Party or shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Guarantor as expressly set forth herein. This Section 8 shall survive the termination of this Guaranty.

9.            Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Guaranty shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

10.            Jurisdiction. Any legal actions or proceedings seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Guaranty or the transactions contemplated hereby shall be brought and determined exclusively in any New York federal court sitting in the Borough of Manhattan of the City of New York; provided that if such federal court does not have or declines to accept jurisdiction over a particular matter, such matter shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of the City of New York. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action or proceeding relating to this Guaranty in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Guaranty, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 10, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Guaranty or the subject matter hereof may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 6.

11.            Waiver of Jury Trial. THE PARTIES TO THIS GUARANTY EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, PROCEEDING OR CAUSE OF ACTION (A) ARISING UNDER THIS GUARANTY OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS GUARANTY OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS GUARANTY EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, PROCEEDING OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS GUARANTY MAY FILE A COPY OF THIS GUARANTY WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.            Counterparts; Electronic Execution. This Guaranty may be executed and delivered in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Signatures transmitted by facsimile or other electronic transmission shall be accepted as originals for all purposes of this Guaranty.

13.            Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.

14.            Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Guaranty, and no consent to departure by the Guarantor therefrom, shall in any event be effective without the express written consent of the Guaranteed Party and, in the case of any amendment or modification, the Guarantor. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

15.            Severability. Any term or provision of this Guaranty that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[Signature Pages Follow]

In Witness Whereof, the parties have executed this Guaranty as of the date first written above.

Guarantor:

American CyberSystems, Inc.

/s/ Rajiv Sardana
By: Rajiv Sardana
Title: Chief Executive Officer

[Signature page to Guaranty]

In Witness Whereof, the parties have executed this Guaranty as of the date first written above.

Guaranteed Party:

Volt Information Sciences, Inc.

/s/ Linda Perneau
By: Linda Perneau
Title: President and Chief Executive Officer

[Signature page to Guaranty]